SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 18)

GGP Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

36174X101

(CUSIP Number)

A.J. Silber

Brookfield Asset Management, Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 359-8598

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

Copy to:

Gregory B. Astrachan, Esq.

Michael A. Schwartz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019−6099

(212) 728−8000

October 27, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36174X101	Page 2 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.4%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 36174X101	Page 3 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.4%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 36174X101	Page 4 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 5 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group (US) Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 6 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 7 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 8 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 9 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 10 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BUSC Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 11 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 12 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 79,094,965*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 79,094,965*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 79,094,965*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.3%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 13 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings II Sub III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 351,958*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 351,958*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 351,958*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 14 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings III Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 15 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-A Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 16 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-B Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 17 of 48 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-C Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 18 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-D Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 19 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 12,989,228*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 12,989,228*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 12,989,228*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 20 of 48Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 21 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 22 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 23 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 24 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 25 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Split Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 26 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 255,438,596*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 255,438,596*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 255,438,596*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.9%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 27 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 139,433,107*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 139,433,107*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 139,433,107*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.7%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 28 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 29 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 24,063,298*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 24,063,298*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 24,063,298*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 30 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 31 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 32 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Office Properties Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 33 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS 1706065 Alberta ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 34 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holding Limited Liability Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hungary
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 35 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 36 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 37 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BOP (US) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 255,438,596*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 255,438,596*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 255,438,596*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.9%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 38 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 53,000,412*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 53,000,412*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 53,000,412*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 39 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS New Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,337,730*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,337,730*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 7,337,730*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 40 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 41 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Investor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,338,142*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,338,142*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,338,142*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 42 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BFP Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,338,142*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,338,142*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,338,142*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 18”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), November 14, 2013 (“Amendment No. 11”), February 8, 2014 (“Amendment No. 12”), February 6, 2015 (“Amendment No. 13”), July 19, 2016 (“Amendment No. 14”), August 21, 2016 (“Amendment No. 15”), August 2, 2017 (“Amendment No. 16”) and October 11, 2017 (“Amendment No. 17”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17 and this Amendment No. 18 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 18 relates to the common stock, par value $0.01 per share (“Common Stock”), of GGP Inc. (formerly General Growth Properties, Inc.), a Delaware corporation (the “Company”).

This Amendment No. 18 to the Schedule 13D is being filed to update the beneficial ownership information in the Schedule 13D as a result of the 2017 Internal Restructuring Transactions (as defined in Item 4), including the removal of the persons identified in Item 5(e) as Reporting Persons on this Schedule 13D and the addition of certain persons identified in Item 2 as Reporting Persons on this Schedule 13D.

Item 2. Identity and Background

Item 2 of this Schedule 13D is hereby amended and restated in its entirety as follows:

(a) This Schedule 13D is being filed by each of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

(i) Brookfield Asset Management Inc. (“Brookfield”), a corporation formed under the laws of the Province of Ontario;

(ii) Partners Limited (“Partners Limited”), a corporation formed under the laws of the Province of Ontario, that, collectively, with its shareholders, owns, directly or indirectly, exercises control or direction over, has contractual arrangements, such as options, to acquire or otherwise holds beneficial or economic interests in approximately 200 million Class A Limited Voting Shares, representing approximately 20% of the outstanding Class A Limited voting Shares of Brookfield on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of Brookfield;

(iii) Brookfield Holdings Canada Inc. (“BHC”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Brookfield;

(iv) Brookfield US Holdings Inc. (“BUSHI”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of BHC;

(v) Brookfield US Corporation (“BUSC”), a Delaware corporation and a wholly-owned subsidiary of BUSHI;

(vi) Brookfield Property Group LLC (“BPG”), a Delaware limited liability company and a wholly-owned subsidiary of BUSC Finance (defined below);

(vii) Brookfield Asset Management Private Institutional Capital Adviser US, LLC (“BAMPIC US”), a Delaware limited liability company and a wholly-owned subsidiary of BPG;

(viii) BPG Holdings Group Inc. (“BPGH”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Brookfield;

(ix) BPG Holdings Group (US) Holdings Inc. (“BPGUSH”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of BPGH;

(x) Brookfield Property Partners Limited (“BP Partners Limited”), an exempted company formed under the laws of Bermuda and the general partner of BPY (defined below);

(xi) Brookfield Property Partners L.P. (“BPY”), an exempted limited partnership formed under the laws of Bermuda and the managing general partner of Holding LP (defined below);

(xii) Brookfield Property L.P. (“Holding LP”), an exempted limited partnership formed under the laws of Bermuda;

(xiii) Brookfield Retail Holdings II Sub III LLC (“BRH II Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xiv) Brookfield Retail Holdings III Sub II LLC (“BRH III Sub”), a Delaware limited liability company;

(xv) Brookfield Retail Holdings IV-A Sub II LLC (“BRH IV-A Sub”), a Delaware limited liability company;

(xvi) Brookfield Retail Holdings IV-B Sub II LLC (“BRH IV-B Sub”), a Delaware limited liability company;

(xvii) Brookfield Retail Holdings IV-C Sub II LLC (“BRH IV-C Sub”), a Delaware limited liability company;

(xviii) Brookfield Retail Holdings IV-D Sub II LLC (“BRH IV-D Sub”), a Delaware limited liability company;

(xix) Brookfield Retail Holdings VII LLC (“BRH VII”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xx) BW Purchaser, LLC (“BWP”), a Delaware limited liability company;

(xxi) Brookfield BPY Holdings Inc. (“CanHoldco”), a corporation formed under the laws of Ontario and a subsidiary of Holding LP;

(xxii) BPY Canada Subholdings 1 ULC (“CanHoldco 1”), an unlimited liability company formed under the laws of Alberta and a subsidiary of CanHoldco;

(xxiii) Brookfield Property Split Corp. (“Split Corp”), a corporation formed under the laws of British Columbia and a subsidiary of CanHoldco 1 and Holding LP;

(xxiv) Brookfield BPY Retail Holdings I LLC (“BPY Holdings I”), a Delaware limited liability company and a subsidiary of BOP (defined below);

(xxv) Brookfield BPY Retail Holdings II LLC (“BPY Holdings II”), a Delaware limited liability company and a subsidiary of BPY Holdings I;

(xxvi) BPY Retail III LLC (“BPY III”), a Delaware limited liability company;

(xxvii) Brookfield Retail Holdings Warrants LLC (“BRH Warrants”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xxviii) Brookfield BPY Retail Holdings III LLC (“BPY Holdings III”), a Delaware limited liability company and a subsidiary of BPY Holdings I;

(xxix) BPY Retail IV LLC (“BPY IV”), a Delaware limited liability company;

(xxx) Brookfield Office Properties Inc. (“BPO”), a corporation formed under the laws of Canada and an indirect subsidiary of CanHoldco;

(xxxi) 1706065 Alberta ULC (“Alberta ULC”), an unlimited liability corporation formed under the laws of Alberta and a subsidiary of BPO;

(xxxii) Brookfield Holding Limited Liability Company (“Brookfield Hold LLC”), a limited liability company formed under the laws of Hungary and a subsidiary of Alberta ULC;

(xxxiii) Brookfield Properties, Inc. (“BPI”), a Delaware corporation and a subsidiary of Brookfield Hold LLC;

(xxxiv) Brookfield Properties Subco LLC (“New BPI Subco”), a Delaware limited liability company and a subsidiary of BPI;

(xxxv) BOP (US) LLC (“BOP”), a Delaware limited liability company and a subsidiary of New BPI Subco;

(xxxvi) Brookfield BPY Retail Holdings II Subco LLC (“New GGP Subco”), a Delaware limited liability company and a subsidiary of BFPH (defined below);

(xxxvii) New Brookfield BPY Retail Holdings II LLC (“New LLC 1”), a Delaware limited liability company and a subsidiary of BFPH (defined below);

(xxxviii) BUSC Finance LLC (“BUSC Finance”), a Delaware limited liability company and a subsidiary of BUSC;

(xxxix) BPY Retail V LLC (“BPY V”), a Delaware limited liability company and a subsidiary of BPY Holdings III;

(xxxx) Brookfield Properties Investor LLC (“Brookfield Properties Investor”), a Delaware limited liability company and a subsidiary of BPY Holdings II; and

(xxxxi) Brookfield BFP Holdings LLC (“BFPH”), a Delaware limited liability company and a subsidiary of Brookfield Properties Investor.

Schedule XLVI to Amendment No. 14 with respect to BPO, Schedule XLVII to Amendment No. 14 with respect to BPI, Schedule XLVIII to Amendment No. 14 with respect to BOP, Schedule XLIX to Amendment No. 14 with respect to New BPI Subco, Schedule L to Amendment No. 14 with respect to Alberta ULC, Schedule LI to Amendment No. 14 with respect to Brookfield Hold LLC, Schedule LII to Amendment No. 14 with respect to New GGP Subco, Schedule LIII to Amendment No. 14 with respect to New LLC 1, Schedule LIV to Amendment No. 14 with respect to BPG, Schedule LV to Amendment No. 14 with respect to Brookfield, Schedule LVI to Amendment No. 14 with respect to Partners Limited, Schedule LVII to Amendment No. 14 with respect to BRH II Sub, Schedule LVIII to Amendment No. 14 with respect to BRH III Sub, Schedule LIX to Amendment No. 14 with respect to BRH IV-A Sub, Schedule LX to Amendment No. 14 with respect to BRH IV-B Sub, Schedule LXI to Amendment No. 14 with respect to BRH IV-C Sub, Schedule LXII to Amendment No. 14 with respect to BRH IV-D Sub, Schedule LXIII to Amendment No. 14 with respect to BAMPIC US, Schedule LXIV with respect to Split Corp, Schedule LXV to Amendment No. 14 with respect to CanHoldco, Schedule LXVI to Amendment No. 14 with respect to CanHoldco 1, Schedule LXVII to Amendment No. 14 with respect to BP Partners Limited, Schedule LXVIII to Amendment No. 14 with respect to BUSHI, Schedule LXIX to Amendment No. 14 with respect to BHC, Schedule LXX to Amendment No. 14 with respect to BUSC, Schedule LXXI to Amendment No. 14 with respect to BWP, Schedule LXXII to Amendment No. 14 with respect to BPY III, Schedule LXXIII to Amendment No. 14 with respect to BRH VII, Schedule LXXIV to Amendment No. 14 with respect to BPY Holdings I, Schedule LXXV to Amendment No. 14 with respect to BPY Holdings II, Schedule LXXVI to Amendment No. 14 with respect to BPY Holdings III, Schedule LXXVII to Amendment No. 14 with respect to BPY IV, Schedule LXXVIII to Amendment No. 14 with respect to BRH Warrants, Schedule LXXIX to Amendment No. 15 with respect to BPGH, Schedule LXXX to Amendment No. 15 with respect to BPGUSH, Schedule LXXXI to Amendment No. 16 with respect to BUSC Finance, Schedule LXXXII to this Amendment No. 18 with respect to BPY V, Schedule LXXXIII to this Amendment No. 18 with respect to Brookfield Properties Investor and Schedule LXXXIV to this Amendment No. 18 with respect to BFPH set forth lists of all of the directors and executive officers or persons holding equivalent positions (the “Scheduled Persons”) of each such Reporting Person.

(b) The principal business address of each of Brookfield, Partners Limited, BPGH, BPGUSH, BHC, BUSHI, CanHoldco and CanHoldco 1 is 181 Bay Street, Suite 300, Toronto, Ontario, Canada M5J 2T3. The principal business address of each of BPO and Split Corp is 181 Bay Street, Suite 330, Toronto, Ontario, Canada M5J 2T3. The principal business address of each of BP Partners Limited, BPY and Holding LP is 73 Front Street, 5th Fl Hamilton HM 12 Bermuda. The principal business address of Brookfield Hold LLC is Budapest 1074, Dohany utca 12 Budapest, Hungary. The principal business address of Alberta ULC is Suite 1700, 335 8th Avenue SW, Calgary AB T2P 1C9. The principal business address of each of BUSC, BUSC Finance, BRH II Sub, BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub, BRH IV-D Sub, BWP, BRH VII, BPY Holdings I, BPY Holdings II, BPY III, BRH Warrants, BPY Holdings III, BPY IV, BAMPIC US, BPI, New BPI Subco, BOP, New GGP Subco, BPG, New LLC 1, BPY V, Brookfield Properties Investor and BFPH is Brookfield Place, 250 Vesey Street, New York, NY 10281-1023.

Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to Amendment No. 15, Schedule LXXXI to Amendment No. 16 and Schedule LXXXII, Schedule LXXXIII and Schedule LXXXIV to this Amendment No. 18 set forth the principal business address of each Scheduled Person.

(c) The principal business of Brookfield is to own and operate assets with a focus on real estate, renewable power, infrastructure and private equity. The principal business of each of Partners Limited, BPGH, BPGUSH, BHC, BUSHI, BUSC, BUSC Finance, BPG, BP Partners Limited, BPY, Holding LP, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, BOP, New BPI Subco, New GGP Subco, New LLC 1, BPY Holdings I, BPY Holdings II, BPY III, BPY Holdings III, Split Corp, CanHoldco 1, Brookfield Properties Investor and BFPH is to serve as a holding company. The principal business of BAMPIC US is to serve as investment manager, managing member or general partner, as applicable, for a variety of certain private investment vehicles, including each of the Investment Vehicles (as defined below). The principal activity of each of BRH II Sub, BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub, BRH IV-D Sub, BRH VII and BRH Warrants, BWP, BPY IV and BPY V is to serve as a special purpose entity for the purpose of making certain investments, including investments in the Company.

Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to Amendment No. 15, Schedule LXXXI to Amendment No. 16 and Schedule LXXXII, Schedule LXXXIII and Schedule LXXXIV to this Amendment No. 18 set forth the principal occupation or employment of each Scheduled Person.

(d),(e) During the last five years, none of the Reporting Persons nor any of the Scheduled Persons (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to this Amendment No. 15, Schedule LXXXI to Amendment No. 16 and Schedule LXXXII, Schedule LXXXIII and Schedule LXXXIV to this Amendment No. 18 set forth the citizenships of each of the Scheduled Persons who is a natural person.

Item 4. Purpose of the Transaction

Item 4 of this Schedule 13D is hereby amended to include the following:

On October 27, 2017 and October 31, 2017, Brookfield and certain entities controlled by Brookfield completed certain internal restructuring transactions involving entities beneficially owning certain shares of Common Stock (collectively, the “2017 Internal Restructuring Transactions”). As a result of the 2017 Internal Restructuring Transactions, the beneficial ownership of certain shares of Common Stock by certain entities controlled by Brookfield has changed, and Item 5 of this Amendment No. 18 sets forth the beneficial ownership of the Reporting Persons following the 2017 Internal Restructuring Transactions.

Item 5. Interest in Securities of the Issuer

Item 5(a)-(c) and (e) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on the 882,003,440 shares of Common Stock reported by the Company as outstanding, as of August 1, 2017, in its quarterly report on Form 10-Q filed with the SEC on August 3, 2017, plus the number of shares of Common Stock issued upon the exercise of the Warrants by certain of the Reporting Persons on October 11, 2017.

As of the close of business on October 31, 2017, BWP directly held 12,989,228 shares of Common Stock, representing approximately 1.4% of the shares of Common Stock; New GGP Warrants LLC (“New GGP Warrants”), a Delaware limited liability company, directly held 28,573,419 shares of Common Stock, representing approximately 3.0% of the shares of Common Stock; BRH Warrants directly held 24,063,298 shares of Common Stock, representing approximately 2.5% of the shares of Common Stock; and Brookfield Retail Mall LLC (“Retail Mall”), a Delaware limited liability company, directly held 2,577,297 shares of Common Stock, representing approximately 0.3% of the shares of Common Stock. As direct or indirect controlling persons of each of BWP, New GGP Warrants, BRH Warrants and Retail Mall, each of Partners Limited, Brookfield, BPGH, BPGUSH, BP Partners Limited, BPY, Holding LP, CanHoldco, CanHoldco 1, Split Corp, BPO, Alberta ULC, Brookfield Hold LLC, BPI and New BPI Subco may be deemed to share with each of BWP, New GGP Warrants, BRH Warrants and Retail Mall beneficial ownership of such shares of Common Stock.

As of the close of business on October 31, 2017, BRH VII directly held 79,094,965 shares of Common Stock, representing approximately 8.3% of the shares of Common Stock. As direct or indirect controlling persons of BRH VII, each of Partners Limited, Brookfield, BPGH, BPGUSH, BP Partners Limited, BPY, Holding LP, CanHoldco, CanHoldco 1, Split Corp, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, BPY Holdings I and BPY Holdings II may be deemed to share with BRH VII beneficial ownership of such shares of Common Stock.

As of the close of business on October 31, 2017, BPY Retail I LLC (“BPY I”), a Delaware limited liability company, directly held 45,890,612 shares of Common Stock, representing approximately 4.8% of the shares of Common Stock, and BPY V directly held 70,114,877 shares of Common Stock, representing approximately 7.4% of the shares of Common Stock. As direct or indirect controlling persons of each of BPY I and BPY V, each of Partners Limited, Brookfield, BPGH, BPGUSH, BP Partners Limited, BPY, Holding LP, CanHoldco, CanHoldco 1, Split Corp, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP and BPY Holdings I may be deemed to share with BPY I and BPY V beneficial ownership of such shares of Common Stock.

As of the close of business on October 31, 2017, New LLC 1 directly held 6,985,772 shares of Common Stock, representing approximately 0.7% of the shares of Common Stock, and New GGP Subco directly held 53,000,412 shares of Common Stock, representing approximately 5.6% of the shares of Common Stock. As direct or indirect controlling persons of each of New LLC 1 and New GGP Subco, each of Partners Limited, Brookfield, BPGH, BPGUSH, BP Partners Limited, BPY, Holding LP, CanHoldco, CanHoldco 1, Split Corp, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, BPY Holdings I, BPY Holdings II, Brookfield Properties Investor and BFPH may be deemed to share with each of New LLC 1 and New GGP Subco beneficial ownership of such shares of Common Stock.

As of the close of business on October 31, 2017, BRH II Sub directly held 351,958 shares of Common Stock, representing approximately 0.04% of the shares of Common Stock. As direct or indirect controlling persons of BRH II Sub, each of Partners Limited, Brookfield, BPGH, BPGUSH, BP Partners Limited, BPY, Holding LP, CanHoldco, CanHoldco 1, Split Corp, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, BPY Holdings I, BPY Holdings II, Brookfield Properties Investor, BFPH and New LLC 1 may be deemed to share with BRH II Sub beneficial ownership of such shares of Common Stock.

As of the close of business on October 31, 2017, Brookfield Retail Holdings V Fund B LP (“BRH V-B”), a Delaware limited partnership, directly held 439,768 shares of Common Stock, representing approximately 0.05% of the shares of Common Stock, and Brookfield Retail Holdings V Fund D, LP (“BRH V-D”), a Delaware limited partnership, directly held 2,972,274 shares of Common Stock, representing approximately 0.3% of the shares of Common Stock. As indirect controlling persons of BRH V-B and BRH V-D, each of Partners Limited, Brookfield, BHC, BUSHI, BPG, BUSC, BUSC Finance and BAMPIC US may be deemed to share with BRH V-B and BRH V-D beneficial ownership of such shares of Common Stock.

As the sole managing member of each of BRH VII, BRH Warrants and BRH II Sub, BAMPIC US may be deemed to beneficially own the 79,094,965 shares of Common Stock directly held by BRH VII, representing approximately 8.3% of the shares of Common Stock, the 24,063,298 shares of Common Stock directly held by BRH Warrants, representing approximately 2.5% of the shares of Common Stock, and the 351,958 shares of Common Stock directly held by BRH II Sub, representing approximately 0.04% of the shares of Common Stock. As direct or indirect controlling persons of BAMPIC US, each of Partners Limited, Brookfield, BHC, BUSHI, BPG, BUSC and BUSC Finance may be deemed to share with BAMPIC US beneficial ownership of such shares of Common Stock.

None of the Reporting Persons has sole voting or investment power with respect to any shares of Common Stock.

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons, excluding the Exiting Persons (as defined in Item 5(e) below), may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Common Stock held by all members of the “group.” Accordingly, each of the Reporting Persons, excluding the Exiting Persons, may be deemed to beneficially own 327,053,880 shares of Common Stock, constituting beneficial ownership of 34.4% of the shares of Common Stock. Each of the Reporting Persons directly holding shares of Common Stock expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of Common Stock held by each of the other Reporting Persons.

(c) None of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transaction in Common Stock since the filing of Amendment No. 17, except as described above in Item 4 of this Amendment No. 18, which is incorporated herein by reference.

(e) On October 27, 2017, each of BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub, BRH IV-D Sub, BPY III, BPY IV and New LLC 1 (collectively, the “Exiting Persons”) ceased to be a beneficial owner of more than five percent (5%) of the shares of Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended to include the following:

Pursuant to Rule 13d-1(k) promulgated under the Act, the Reporting Persons have entered into an agreement on October 31, 2017, with respect to the joint filing of this Amendment No. 18 and any amendment or amendments hereto (the “Joint Filing Agreement”). The Joint Filing Agreement is attached hereto as Exhibit 37.

Item 7. Material To Be Filed as Exhibits

Item 7 of Schedule 13D is hereby amended to include the following:

Exhibit 37	Joint Filing Agreement, dated as of October 31, 2017, by and among Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield US Holdings Inc., Brookfield US Corporation, BUSC Finance LLC, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield Retail Holdings II Sub III LLC, BW Purchaser, LLC, Brookfield BPY Holdings Inc., Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings Warrants LLC, Brookfield BPY Retail Holdings III LLC, Brookfield Office Properties Inc., 1706065 Alberta ULC, Brookfield Holding Limited Liability Company, Brookfield Properties, Inc., BOP (US) LLC, Brookfield Properties Subco LLC, Brookfield BPY Retail Holdings II Subco LLC, Brookfield Property Group LLC, BPY Canada Subholdings 1 ULC, Brookfield Property Split Corp., BPG Holdings Group Inc., BPG Holdings Group (US) Holdings Inc., Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, New Brookfield BPY Retail Holdings II LLC, BPY Retail III LLC, BPY Retail IV LLC, BPY Retail V LLC, Brookfield Properties Investor LLC and Brookfield BFP Holdings LLC.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 31, 2017	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

Dated: October 31, 2017	PARTNERS LIMITED

	By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President

Dated: October 31, 2017	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 31, 2017	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 31, 2017	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 31, 2017	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	Brookfield Property PARTNERS L.P.

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	Brookfield Property L.P.

By: Brookfield Property Partners L.P., its managing general partner

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
Name: Allen Yi
Title: Assistant Secretary

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield BPY Retail Holdings II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BPY Retail III LLC

	By:	BPY RETAIL I LLC, its successor
	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield Retail Holdings VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member
	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BPY RETAIL IV LLC

	By:	BPY RETAIL I LLC, its successor
	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield US Holdings Inc.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 31, 2017	Brookfield US Corporation

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 31, 2017	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	NEW BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 31, 2017	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 31, 2017	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
Name: Dr. László Csontos
Title: Managing Director

	By:	/s/ Eamonn John O’Dea
Name: Eamonn John O’Dea
Title: Managing Director

Dated: October 31, 2017	BROOKFIELD PROPERTIES, INC.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: President

Dated: October 31, 2017	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Dated: October 31, 2017	BPY RETAIL V LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTIES INVESTOR LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD BFP HOLDINGS LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

SCHEDULE LXXXII

BPY RETAIL V LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

G. Mark Brown (Director and Global Chief Investment Officer)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Global Chief Investment Officer	Canada

Michelle L. Campbell (Director and Senior Vice President & Secretary)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Senior Vice President	Canada

Ricky Tang (Director)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Chief Financial Officer	Canada

Kathleen G. Kane (Executive Vice President and General Counsel)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Executive Vice President and General Counsel	USA

Danielle Brody (Vice President)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Vice President	USA

Phyllis F. Moore (Assistant Secretary)	181 Bay Street, Suite 330, Brookfield Place Toronto, Ontario M5J 2T3 Canada	Senior Corporate Law Clerk	Canada

SCHEDULE LXXXIII

BROOKFIELD PROPERTIES INVESTOR LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

G. Mark Brown (Director and Global Chief Investment Officer)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Global Chief Investment Officer	Canada
Michelle L. Campbell (Director and Senior Vice President & Secretary)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Senior Vice President	Canada
Ricky Tang (Director)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Chief Financial Officer	Canada
Kathleen G. Kane (Executive Vice President and General Counsel)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Executive Vice President and General Counsel	USA
Danielle Brody (Vice President)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Vice President	USA
Phyllis F. Moore (Assistant Secretary)	181 Bay Street, Suite 330, Brookfield Place Toronto, Ontario M5J 2T3 Canada	Senior Corporate Law Clerk	Canada

SCHEDULE LXXXIV

BROOKFIELD BFP HOLDINGS LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

G. Mark Brown (Director and Global Chief Investment Officer)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Global Chief Investment Officer	Canada
Michelle L. Campbell (Director and Senior Vice President & Secretary)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Senior Vice President	Canada
Ricky Tang (Director)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Chief Financial Officer	Canada
Kathleen G. Kane (Executive Vice President and General Counsel)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Executive Vice President and General Counsel	USA
Danielle Brody (Vice President)	Brookfield Place, 250 Vesey Street, 15th floor, New York, NY 10281 USA	Vice President	USA
Phyllis F. Moore (Assistant Secretary)	181 Bay Street, Suite 330, Brookfield Place Toronto, Ontario M5J 2T3 Canada	Senior Corporate Law Clerk	Canada

Exhibit 37

Joint Filing Agreement

THIS JOINT FILING AGREEMENT is entered into as of October 31, 2017, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock, par value $0.01 per share, of GGP Inc., a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 31, 2017	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

Dated: October 31, 2017	PARTNERS LIMITED

	By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President

Dated: October 31, 2017	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 31, 2017	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 31, 2017	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 31, 2017	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	Brookfield Property PARTNERS L.P.

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	Brookfield Property L.P.

By: Brookfield Property Partners L.P., its managing general partner

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 31, 2017	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
Name: Allen Yi
Title: Assistant Secretary

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield BPY Retail Holdings II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BPY Retail III LLC

	By:	BPY RETAIL I LLC, its successor
	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield Retail Holdings VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member
	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BPY RETAIL IV LLC

	By:	BPY RETAIL I LLC, its successor
	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

By: New Brookfield BPY Retail Holdings II LLC, its successor

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	Brookfield US Holdings Inc.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 31, 2017	Brookfield US Corporation

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 31, 2017	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 31, 2017	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	NEW BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 31, 2017	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 31, 2017	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
Name: Dr. László Csontos
Title: Managing Director

	By:	/s/ Eamonn John O’Dea
Name: Eamonn John O’Dea
Title: Managing Director

Dated: October 31, 2017	BROOKFIELD PROPERTIES, INC.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 31, 2017	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: President

Dated: October 31, 2017	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Dated: October 31, 2017	BPY RETAIL V LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD PROPERTIES INVESTOR LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 31, 2017	BROOKFIELD BFP HOLDINGS LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary